Exhibit 21

Subsidiaries of
J.B. POINDEXTER & CO., INC.

All subsidiaries are owned 100%, either directly or indirectly, by J.B. Poindexter & Co., Inc.

(1)               EFP, LLC, a Delaware limited liability company, which also operates under the name Engineered Foam Plastics.

(2)               MIC Group, LLC, a Delaware limited liability company.

(3)               Morgan Truck Body, LLC, a Delaware limited liability company, which also operates under the name Morgan Corporation;  in addition, Morgan Truck Body, LLC has the following subsidiaries:

(a)            Morgan Trailer Financial Corporation, a Nevada corporation; and

(b)           Morgan Trailer Financial Management, L.P., a Texas Limited partnership.

(4)               Truck Accessories Group, LLC., a Delaware limited liability company, operates under the following names:

(a)            TAG;

(b)           Century;

(c)            Leer;

(d)           TAG East;

(e)            TAG Midwest;

(f)              Retail;

(g)           Leer Specialty Products;

(h)           TAG West;

(i)               Pace Edwards;

and has the following subsidiaries:

(a)            Commercial Babcock Inc., an Ontario, Canada corporation, which operates as a division of Morgan Truck Body, LLC.;

(b)           State Wide Aluminum, Inc., an Indiana corporation;

(6)               Morgan Olson, LLC, a Delaware limited liability company.

(7)               Federal Coach LLC, a Delaware limited liability company.

(8)               Eagle Specialty Vehicles, LLC, a Delaware limited liability company.